[LETTERHEAD]

                            INSIGHT HEALTH SERVICES CORP.
                         4400 MacArthur Boulevard, Suite 800
                           Newport Beach, California 92660

                                   ----------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD DECEMBER 15, 1998

The Second Annual Meeting of Stockholders of InSight Health Services Corp. ("Company") will be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California 92660 on Tuesday, December 15, 1998, at 10:00 a.m., Pacific Standard Time, for the following purposes:

(1) to elect two of the Company's directors to serve a three-year term until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

(2) to transact such other business as may properly come before the Annual Meeting and any and all postponements or adjournments thereof.

The close of business on Friday, October 23, 1998 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any and all postponements or adjournments thereof.

The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding common stock is necessary to constitute a quorum for the election of directors, and the presence, either in person or by proxy, of persons entitled to vote a majority of the votes represented by the outstanding common stock, Series B Senior Convertible Preferred Stock and Series C Senior Convertible Preferred Stock is necessary to constitute a quorum for the transaction of any other business as may properly come before the Annual Meeting. To assure your representation at the Annual Meeting, please vote, sign and mail the enclosed Proxy for which a return envelope is provided.

By Order of the Board of Directors

/s/ Marilyn U. MacNiven-Young

Marilyn U. MacNiven-Young
Executive Vice President, General Counsel and Secretary

Newport Beach, California
October 27, 1998



ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON; HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                            INSIGHT HEALTH SERVICES CORP.
                               4400 MacArthur Boulevard
                                      Suite 800
                           Newport Beach, California 92660

                                   PROXY STATEMENT
                            ANNUAL MEETING OF STOCKHOLDERS

                                  December 15, 1998

This Proxy Statement is being mailed in connection with the solicitation on behalf of the Board of Directors of InSight Health Services Corp., a Delaware corporation ("Company"), of proxies for use at the Second Annual Meeting of Stockholders of the Company to be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California 92660, on Tuesday, December 15, 1998, at 10:00 a.m., Pacific Standard Time, and at any and all postponements or adjournments thereof.

The entire cost of the solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company will reimburse brokers or other persons holding stock in their name or in the names of their nominees for the benefit of other beneficial owners for their expenses in sending proxies and proxy materials to beneficial owners. In addition to solicitation by mail, certain directors, officers and regular employees of the Company, who will receive no special compensation for their services, may solicit proxies personally or by telephone or facsimile.

The person named in the accompanying proxy card will vote shares represented by all valid proxies in accordance with the instructions contained thereon. In the absence of such instructions, shares represented by properly executed proxies will be voted in favor of the nominees for director. Any stockholder may revoke his or her proxy at any time prior to its use by filing with the secretary of the Company, at 4400 MacArthur Boulevard, Suite 800, Newport Beach, California 92660, written notice of revocation or a duly executed proxy bearing a later date. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to holders of the Company's common stock, par value $0.001 per share ("Common Stock"), on or about October 27, 1998.

                          RECORD DATE AND VOTING SECURITIES

The close of business on Friday, October 23, 1998, has been fixed as the record date for determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 2,833,060 shares of Common Stock. Each share of Common Stock is entitled to one vote with respect to the election of directors to be elected by the holders of Common Stock ("Common Stock Directors") (see "Election of Directors"). The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the purpose of the election of the Common Stock Directors. Votes may be cast in favor of or withheld from the Common Stock Director nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Certain of the Company's directors ("Preferred Stock Directors") are elected by the holders of the Company's Series B Senior Convertible Preferred Stock ("Series B Preferred Stock") and Series C Senior Convertible Preferred Stock ("Series C Preferred Stock" and, together with the Series B Preferred Stock, "Preferred Stock") as
separate classes and acting by written consent.   See "ELECTION OF DIRECTORS."

All matters, other than the election of directors and matters which are to be voted on by the holders of Series B Preferred Stock and Series C Preferred Stock as separate classes, are to be voted on by the holders of Common Stock and Preferred Stock (voting on an as-if-converted basis) as a single class, provided that the maximum aggregate voting percentage of the Preferred Stock in such event may not exceed 37% of the shares eligible to vote. The Series B Preferred Stock is currently convertible into 2,985,075 shares of Common Stock and the Series C Preferred Stock is currently convertible into 3,337,581 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to vote a majority of the votes represented by the outstanding Common Stock and Preferred Stock (on an as-if-converted basis) is necessary to constitute a quorum for the transaction of any other business which may properly come before the Annual Meeting. The Company is not aware of any business to be presented for consideration at the Annual Meeting other than the election of the Common Stock Directors identified herein.

                                ELECTION OF DIRECTORS

Pursuant to the terms of a recapitalization consummated in October 1997 ("Recapitalization"), the number of directors comprising the Company's Board of
Directors ("Board") is fixed at nine, consisting of   six  Common Stock
Directors, one of whom ("Joint Director") is to be proposed by the holders of a majority of each of the Series B Preferred Stock and the Series C Preferred Stock and approved by a majority of the Board in its sole discretion, and three Preferred Stock Directors, two of whom are to be elected by the holders of the Series B Preferred Stock ("Series B Directors") and one of whom is to be elected by the holders of the Series C Preferred Stock ("Series C Director"), acting by written consent and without a meeting of the Common Stock holders. As long as the initial purchasers of the Series B Preferred Stock and their affiliates ("Carlyle Stockholders") own at least 50% of the Series B Preferred Stock, the holders of the Series B Preferred Stock will have the right to elect two Preferred Stock Directors and as long as the Carlyle Stockholders own at least 25% but less than 50% of such Stock, such holders will have the right to elect one Preferred Stock Director. As long as General Electric Company ("GE") owns at least 25% of the Series C Preferred Stock, the holders of the Series C Preferred Stock will have the right to elect one Preferred Stock Director. Except in the event of a conversion of all of the Series B Preferred Stock and Series C Preferred Stock into Series D Senior Convertible Preferred Stock (see "POSSIBLE FUTURE BOARD CHANGES"), if the ownership percentage of the Carlyle Stockholders or GE falls below the applicable threshold, the Preferred Stock Director(s) formerly entitled to be elected by the Series B Preferred Stock holders or the Series C Preferred Stock holders, as applicable, will automatically be removed and the Board will be able to fill the resulting vacancies for the balance of the terms of such directors. Thereafter, such directors will be elected by the Common Stock holders. Holders of the Series B Preferred Stock and the Series C Preferred Stock are not entitled to participate in the election of the Common Stock Directors.

Presently, the Board consists of eight directors, five of whom are Common Stock Directors and three of whom are Preferred Stock Directors. The vacancy created for the Joint Director has not yet been filled.

The Company's Certificate of Incorporation provides that the Common Stock Directors serve for three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. The term of the Class II directors expires at this Annual Meeting, the term of the Class III directors expires at the 1999 Annual Meeting and the term of the Class I directors (which will include the Joint Director) expires at the 2000 Annual Meeting. The terms of the two Series B Directors coincide with the terms of the Class I and Class III directors, respectively, and the term of the Series C Director coincides with the term of the Class II directors. It is contemplated that GE will elect the Series C Director by written consent on December 15, 1998.

NOMINEES FOR ELECTION. The nominees for election as a Class II directors are set forth below, together with information regarding the nominees:

                                                                                Year First
                                                                                ----------
                                                                                Elected To
                                                                                ----------
Name                     Age       Current Position      Term To Expire         Serve
----                     ---       ----------------      ---------------        -----
Grant R. Chamberlain     33        Director, Class II       1998                1996

Ronald G. Pantello       54        Director, Class II       1998                1996


Grant R. Chamberlain has been a director of the Company since July 19, 1996. Since January 1, 1998, Mr. Chamberlain has been a managing director of Shattuck Hammond Partners, an investment banking firm based in New York City. From
April 1995 to January 1, 1998, Mr. Chamberlain was a vice president of Shattuck Hammond Partners. From April 1991 to April 1995, he served as manager of strategic investments and restructurings for GE.

Ronald G. Pantello has been a director of the Company since February 23, 1996. From 1993 to June 26, 1996, Mr. Pantello was a director of Maxum Health Corp. ("MHC"). He is a founding partner of Lally, McFarland & Pantello, an advertising agency specializing in the health care industry, based in New York City, and has been its chief executive officer since 1980.

BOARD OF DIRECTORS.   Set forth below are the Class I and Class III directors of the Company whose terms do not expire this year and the Preferred Stock Directors who are elected by the holders of the Preferred Stock, together with certain information about the Company' s directors:


                                                                                                 Year First
                                                                                                 ----------
                                                                                                 Elected To
                                                                                                 ----------
Name                     Age            Current Position                   Term To Expire          Serve
----                     ---            ----------------                   --------------          -----
COMMON STOCK DIRECTORS:

E. Larry Atkins          51        President and Chief Executive                2000                1996
                                   Officer and Director, Class I

Frank E. Egger           54        Chairman of the Board and Director,
                                   Class III                                    1999                1996

Leonard H. Habas         55        Director, Class III                          1999                1996


PREFERRED STOCK DIRECTORS:

Michael E. Aspinwall     45        Series C Director                            1998                1997

David W. Dupree          45        Series B Director                            2000                1997

Glenn A. Youngkin        31        Series B Director                            1999                1997


E. Larry Atkins has been a director and president and chief executive officer of the Company since February 23, 1996. Mr. Atkins joined American Health Services Corp. ("AHS") in 1986 and has served as AHS's president and chief executive officer since August 1990 and chairman of the board from December 1990 to June 1992. Mr. Atkins served as executive vice president and chief operating officer of AHS from 1986 to August 1990. Mr. Atkins became a director of AHS in 1988. From 1979 to 1986, Mr. Atkins served as president and chief executive officer of AMI Diagnostic Services, a wholly owned subsidiary of American Medical International, Inc.

Frank E. Egger has been chairman of the board and a director of the Company since February 23, 1996. Mr. Egger was a director of AHS from August 1991 until June 26, 1996. He was appointed chairman of the board of AHS in May 1995, and served as such until June 26, 1996. From 1995 through December 1996, Mr. Egger served as vice president of Kovens & Associates, Inc. ("Kovens & Associates"), a successor entity to Kovens Enterprises, where Mr. Egger served as chief financial officer from 1980 to 1995. Kovens & Associates is a group of real
estate development and investment companies based in Miami, Florida.   Since
December 1996, Mr. Egger has been a consultant.

Leonard H. Habas has been a director of the Company since February 23, 1996. From 1989 to June 26, 1996, Mr. Habas was a director of MHC. Since 1995 he has been a director , chairman of the board and chief executive officer of Advance Publishers, L.C., a children's book publishing company based in Winter Park, Florida. Mr. Habas is also a director of CeraMed Corporation.

Michael E. Aspinwall has been a director of the Company since November 20, 1997. Mr. Aspinwall is senior vice president and healthcare industry leader in the Equity Capital Group of GE Capital, where he is focused on private equity investments in the healthcare industry. From 1994 to 1996, Mr. Aspinwall was senior vice president and manager, healthcare receivables in GE Capital's Commercial Finance Group. From 1987 to 1994, Mr. Aspinwall held several vice presidential positions with Chase Manhattan Bank in New York.

David W. Dupree has been a director of the Company since October 14, 1997. Mr. Dupree is a managing director of The Carlyle Group, a Washington, D.C. based merchant banking firm where he has been employed since 1992. From 1990 to 1992, Mr. Dupree was a principal in Corporate Finance, Private Placements, with Montgomery Securities. From 1988 to 1990, he was vice president-corporate finance and co-head of Equity Private Placements at Alex, Brown & Sons, Incorporated. Mr. Dupree is also a director of Care Systems Corporation, Pharmaceutical Research Associates, Inc., and Whole Foods Market, Inc.

Glenn A. Youngkin has been a director of the Company since October 14, 1997. Mr. Youngkin is a vice president at The Carlyle Group, where he has been employed since 1995. Mr. Youngkin was a consultant with McKinsey & Company, a global management consulting firm from 1994 to 1995. From 1990 to 1992, Mr. Youngkin worked in the Natural Resource Group of CS First Boston where he structured and executed merger and acquisition transactions and capital market financings. Mr. Youngkin also serves as a director of Elgar Holdings, Inc.

In fiscal 1998, the Board of Directors held twelve meetings at which at least 75% of the directors were present. In addition, the Board of Directors took action by unanimous written consent eight times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During fiscal 1998 prior to the Recapitalization, the Company's Compensation Committee consisted of two non-employee directors, Messrs. Habas (co-chairman) and Pantello (co-chairman). Since the Recapitalization, the Compensation Committee has consisted of three non-employee directors, Messrs. Habas (chairman), Pantello and Youngkin. The Compensation Committee is responsible for determining the specific forms and levels of compensation of the Company's executive officers, and administering the Company's 1998 Employee Stock Option Plan, 1997 Management Stock Option Plan, 1996 Employee Stock Option Plan and 1996 Directors' Stock Option Plan, AHS's 1987 Stock Option Plan, AHS's 1992 Option and Incentive Plan, and MHC's 1989 Stock Option Plan. The Compensation Committee met once in fiscal 1998.

ACQUISITION COMMITTEE. The Acquisition Committee was created pursuant to the Recapitalization. It currently consists of Messrs. Aspinwall (chairman), Atkins, Egger and Youngkin. Its principal functions are to consider certain transactions with respect to which the aggregate compensation payable in connection therewith is less than $15 million.

AUDIT COMMITTEE. During fiscal 1998 prior to the Recapitalization,, the Audit Committee consisted of Messrs. Egger (chairman) and Chamberlain. Its principal functions are to review the results of the Company's annual audit with the Company's independent auditors and review the performance of the Company's independent auditors. Following the Recapitalization, the Audit Committee now consists of Messrs. Chamberlain and Pantello. It is intended that the Joint Director, when appointed and approved, will be a member of the Audit Committee. The Audit Committee met once in fiscal 1998.

EXECUTIVE COMMITTEE.   Following the Recapitalization, the Executive Committee
was created. The Executive Committee currently consists of Messrs. Aspinwall, Atkins, Dupree and Egger. It is authorized to exercise all the power and authority of the Board in the management of the business of the Company but its authority does not extend to certain fundamental corporate transactions.

NOMINATING COMMITTEE. The Nominating Committee currently consists of Messrs. Habas and Egger. Its principal function is to make recommendations relating to the composition of the Board, including identifying potential candidates as Board members. The Nominating Committee met once in fiscal 1998.


                 COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Directors and officers and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of the reports they file. Based solely on the review of the copies of such reports and written representations from certain persons that certain reports were not required to be filed by such persons, the Company believes that all its directors, officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions for the period July 1, 1997 through June 30, 1998, except that certain officers of the Company, consisting of

Messrs. Atkins, Michael A. Boylan, Glenn P. Cato, Michael D. Cragin, Thomas V. Croal, Robert N. LaDouceur (with regard to one stock option grant each) and Ms. Deborah M. MacFarlane (with regard to one stock option grant and one small acquisition of Common Stock), failed to file timely an Annual Statement of Changes in Beneficial Ownership on Form 5 reporting certain stock options grants and a small acquisition of the Company's Common Stock; when it was brought to their attention, each of the foregoing individuals filed a Form 5, disclosing these transactions.

                                  EXECUTIVE OFFICERS

The amount for the executive officers of the Company, together with the year in which they were appointed to their current positions, are set forth below:


Executive Officer        Age       Position                                Year
-----------------        ---       --------                                ----
E. Larry Atkins          51        President, Chief Executive Officer      1996
                                       and Director
Thomas V. Croal          39        Senior Executive Vice President,        1996
                                       Chief Operating Officer and
                                       Chief Financial Officer
Michael A. Boylan        43        Executive Vice President and            1998
                                       Chief Development Officer
Michael D. Cragin        51        Senior Vice President-Operations        1996
Brian G. Drazba          37        Senior Vice President-Finance and       1996
                                       Corporate Controller
Robert N. LaDouceur      55        Senior Vice President-Operations        1996
Deborah M. MacFarlane    43        Senior Vice President-Marketing         1996
Brian P. Stone           38        Senior Vice President-Operations        1998

Information concerning Mr. Atkins is set forth above under "ELECTION OF DIRECTORS."

Thomas V. Croal was executive vice president, chief financial officer and secretary of the Company from February 23, 1996 until July 21, 1998 when he was appointed senior executive vice president and chief operating officer. He remains chief financial officer of the Company but effective August 1, 1998 is no longer secretary. Mr. Croal served as a director of AHS from March 1991 until June 26, 1996. He has served as vice president and chief financial officer of AHS since April 1991. He was controller of AHS from 1989 until April 1991. In December 1990, Mr. Croal was appointed corporate secretary. From 1981 to 1989, Mr. Croal was employed by Arthur Andersen & Co., an independent public accounting firm.

Michael A. Boylan has been executive vice president and chief development officer of the Company since April 1, 1998. From February 23, 1996 to April 1, 1998 he was senior vice president-operations of the Company. Mr. Boylan has served as executive vice president of MHC since March 1994. From 1992 to 1994, he served as a regional vice president of MHC's principal operating subsidiary,
Maxum Health Services Corp. ("MHSC").   From 1991 to 1992, he served as an
executive director of certain of MHC's operations. From 1986 to 1991, Mr. Boylan served in various capacities as an officer or employee, including president and chief operating officer, with American Medical Imaging Corporation.

Michael D. Cragin has been senior vice president-operations of the Company since February 23, 1996. Mr. Cragin has served as regional vice president, western operations of AHS since he joined AHS in May 1994. From 1989 to 1994, he was Director of Professional Business Affairs at Saint John's Hospital, Santa Monica, California.

Brian G. Drazba was elected senior vice president-finance of the Company on July 18, 1997. From March 28, 1996, he served as vice president-finance of the
Company.   Since June 1995, he has served as vice president-finance of AHS. Mr.
Drazba served as corporate controller for AHS from 1992 to 1995. From 1985 to 1992, Mr. Drazba was employed by Arthur Andersen & Co.

Robert N. LaDouceur has been senior vice president-operations of the Company since February 23, 1996. Mr. LaDouceur has served as executive vice president of MHC since March 1994. From 1992 to 1994, he served as a regional vice president of

MHSC. From 1991 to 1992, he served as an executive director of certain of MHC's operations. From 1984 to 1991, Mr. LaDouceur served in various capacities as an officer or employee, including vice president, with Glassrock Home Health Care.

Deborah M. MacFarlane has been senior vice president-marketing of the Company since March 28, 1996. Since July 1991, she has served as vice president, marketing of AHS. From 1987 until June 1991, Ms. MacFarlane served as director of marketing for the Center Operating Group of Medical Imaging Centers of America, Inc.

Brian P. Stone has been senior vice president-operations of the Company since May 18, 1998. From 1994 until May 18, 1998, Mr. Stone served as president and chief executive officer of Signal Medical Services, Inc. From 1991 until 1994, Mr. Stone was treasurer and chief financial officer of Signal.


                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE.   Because (i) the Company was not a reporting
company pursuant to Section 13(a) or 15(d) of the Exchange Act until June 26, 1996, (ii) its fiscal year ended shortly thereafter on June 30, 1996 and (iii) each of its predecessors, MHC and AHS, were reporting companies and have reported executive compensation information through the year ended December 31, 1995, the following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to the Company, its subsidiaries and predecessors for the year ended December 31, 1995, the six months ended June 30, 1996 and the years ended June 30, 1998 and 1997 of (i) the Company's Chief Executive Officer and (ii) the four most highly compensated executive officers (other than the chief executive officer) of the Company (the "Other Executive Officers") whose aggregate cash compensation exceeded $100,000 for the year ended June 30, 1998:

                              SUMMARY COMPENSATION TABLE



                                                     Annual Compensation                            Long-Term
                                        ---------------------------------------------------       Compensation
                                        Fiscal                                                       Awards
                                        Year                                                     Stock Options        All Other
Name and Principal Position             Ended       Salary (1)      Bonus (2)     Other (3)         (Shares)         Comp (3)
---------------------------             -----       ----------      ---------     ---------      -------------       --------

E. Larry Atkins                         1998      $  287,000      $126,900      $   9,000              200,000      $  16,242
President and Chief                     1997         246,400        86,000          9,000              100,000         11,040
Executive Officer                       1996(4)      123,200            --          4,500                   --          4,691
                                        1995         246,400        61,600          4,680              175,000          7,882

Thomas V. Croal                         1998         200,000       109,333          9,000              165,000         12,748
Executive Vice President,               1997         175,230        53,000          9,000               25,000          9,804
Chief Financial Officer and             1996(4)       87,615            --          4,500                   --          2,669
Secretary (5)                           1995         175,230        43,808          4,742              125,000          2,669

Glenn P. Cato                           1998         207,000        25,000          9,000              110,000         14,335
Senior Executive Vice                   1997         180,000        54,000          9,000               25,000         13,296
President and Chief                     1996(4)       97,500        10,000          3,000                   --             --
Operating Officer(6)                    1995         172,500        20,000          6,000               30,000          3,158

Michael A. Boylan                       1998         188,250        68,250          7,800               60,000          7,715
Executive Vice President and Chief      1997         165,000        36,000          7,800               10,000          5,509
Development Officer                     1996(4)       81,865        25,000          3,900                   --             --
                                        1995         165,000        20,000          6,400               30,000             --

Robert N. LaDouceur                     1998         181,500        63,525          7,800               60,000         14,638
Senior Vice President-                  1997         165,000        36,000          7,800               10,000          8,169
Operations                              1996(4)       82,500        10,000          3,900                   --             --
                                        1995         165,000        20,000          6,400               30,000          3,072

(1) Includes amounts for periods during which the chief executive officer and the Other Executive Officers of the Company whose aggregate cash compensation exceeded $100,000 served as executive officers of AHS or MHC, which are now wholly owned subsidiaries of the Company.

(2) Annual bonuses are earned and accrued during the fiscal years indicated, and paid subsequent to the end of each fiscal year.

(3) Amounts of Other Annual Compensation include perquisites (auto allowances and commissions for contract awards and renewals) and amounts of All Other Compensation include (i) amounts contributed to the Company's, MHC's or AHS's 401(k) profit sharing plans, as the case may be, (ii) specified premiums on executive split-dollar insurance arrangements and (iii) specified premiums on executive health insurance arrangements, for the chief executive officer and the Other Executive Officers of the Company.

(4)  Six months ended June 30, 1996.

(5) On July 21, 1998, Mr. Croal became senior executive vice president and chief operating officer of the Company. He remained chief financial officer of the Company but was replaced as secretary of the Company on August 1, 1998.

(6)  Mr. Cato resigned from the Company on July 21, 1998.



COMPENSATION OF DIRECTORS. The members of the Board who are not employees of the Company receive an annual director fee of $15,000 and options to purchase Common Stock for their services as directors, as provided in the Company's 1996 Directors' Stock Option Plan ("Directors' Plan"). On March 28, 1996, the Company entered into a consulting agreement with Mr. Egger pursuant to which Mr. Egger receives $85,000 per year for services rendered to the Company in connection with its acquisition and financing activities. See "EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

The Directors' Plan provided for the automatic grant at the effective time of the merger of each of AHS and MHC into wholly owned subsidiaries of the Company ("Merger") to each non-employee director then serving on the Board of an option to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of the grant. In addition, each new director of the Company who commences service after the effective time of the Merger will be granted an option to purchase 15,000 shares of Common Stock. The initial grants vest monthly on a pro rata basis over a three-year period, so long as the individual remains a director of the Company or is an employee or independent contractor of the Company or any of its subsidiaries. At the end of such three-year period and annually thereafter during the term of the Directors' Plan, so long as the individual remains a director, he or she will be granted an option to purchase 5,000 shares of Common Stock. These additional grants vest monthly over one year on the same terms as the initial grants. These options expire ten years from the date of grant. In accordance with this formula, on June 26, 1996, each of Messrs. Egger, Habas and Pantello were granted options to purchase 15,000 shares of Common Stock at an exercise price of $5.37 per share. In addition, on July 19, 1996, Mr. Chamberlain was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $7.00 per share.

On July 17, 1997, the Company issued to each of Messrs. Chamberlain, Egger, Habas and Pantello a warrant to purchase 15,000 shares of Common Stock at an exercise price of $4.56 per share, which was the fair market value of the Common Stock on such date. The warrants vest cumulatively at the rate of 416.66 shares per month and are exercisable at any time up to July 17, 2000.

In lieu of an automatic grant, under the Directors' Plan, to each of the Series B Directors and the Series C Director of an option to purchase 15,000 shares of Common Stock, at the request of such Preferred Stock Directors, upon the date each of them became a Preferred Stock Director, the Company issued to an affiliate of the Carlyle Stockholders a warrant to purchase 30,000 shares of Common Stock at an exercise price of $7.25 per share and GE a warrant to purchase 15,000 shares of Common Stock at an exercise price of $10.00 per share. The Carlyle Stockholders warrant vests cumulatively at the rate of 833.33 shares per month and the GE warrant vests cumulatively at the rate of 416.67 shares per month. The Carlyle Stockholders warrant is exercisable at any time up to October 14, 2000 and the GE warrant is exercisable at any time up to
November 20, 2000.   See "TRANSACTIONS WITH HOLDERS OF PREFERRED STOCK."

OPTION GRANTS.   The following table sets forth information concerning options granted to each of the chief executive officer and the Other Executive Officers of the Company during the year ended June 30, 1998:

                                                       Individual Grants
                                   ------------------------------------------------------------

                                   Number of     % of Total                                        Potential Realizable
                                   Securities    Options                                           Value at Assumed
                                   Underlying    Granted               Exercise                    Annual Rates of Stock
                                   Options       to Employees          Price Per    Expiration     Price Appreciation for
Name                               Granted       in Fiscal Year(1)     Share           Date        Option Term (2)
----                               ---------     -----------------     -------      ----------     ----------------------

                                                                                                         5%          10%
                                                                                                         --          ---
E. Larry Atkins                      50,000            5%               $4.56        07/17/07(3)    $143,388      $363,373
                                    150,000           16%                8.37        11/07/07(4)     789,577     2,000,944

Thomas V. Croal                      25,000            3%                4.56        07/17/07(3)      71,694       181,687
                                    140,000           14%                8.37        11/07/07(4)     736,939     1,867,547

Glenn P. Cato                        30,000            3%                4.56        07/17/07(3)      86,033       218,024
                                     80,000            8%                8.37        11/07/07(4)     421,108     1,067,170

Michael A. Boylan                    10,000            1%                4.56        07/17/07(3)      28,678        72,675
                                     50,000            5%                8.37        11/07/07(4)     263,192       666,981

Robert N. LaDouceur                  10,000            1%                4.56        07/17/07(3)      28,678        72,675
                                     50,000            5%                8.37        11/07/07(4)     263,192       666,981


(1) All options were granted at fair market value (the closing price reported on The Nasdaq SmallCap Market for the Company's Common Stock) on the date of grant.

(2) Potential realizable value is determined by taking the exercise price per share and applying the stated annual appreciation rate compounded annually for the remaining term of the options (ten years), subtracting the exercise price per share at the end of the period and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock option exercises and the Company's Common Stock holdings are dependent on the future performance of the Company's Common Stock and overall stock market conditions.

(3) Options are exercisable starting twelve months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4) 50% of the options are exercisable starting twelve months after the grant date, with 33% of the shares becoming exercisable at that time and with an additional 33% of the shares becoming exercisable on each successive anniversary date. The remaining 50% of the options are exercisable seven years after the grant date, with 33% of the shares becoming exercisable at that time and with an additional 33% of the shares becoming exercisable on each successive anniversary date, with acceleration in certain circumstances. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

No stock options were granted under any stock option plan of either AHS or MHC, to the chief executive officer and the Other Executive Officers of the Company.

OPTION EXERCISES AND FISCAL YEAR-END VALUES. During the year ended June 30, 1998, neither of the chief executive officer nor the Other Executive Officers of the Company (except Mr. Cato) exercised any stock options. The following table sets forth information with respect to the stock options exercised by Mr. Cato during fiscal 1998 and the unexercised stock options to purchase Common Stock granted, under (i) MHC's and AHS's stock option plans and assumed by the Company pursuant to the Merger, (ii) the Company's 1996 Employee Stock Option Plan, and
(iii) the Company's 1997 Management Stock Option Plan, to the chief executive officer and the Other Executive Officers of the Company as of June 30, 1998:


                                                            Number of Unexercised              Value of Unexercised
                               Number of                           Options                        in-the-Money
                               Shares                      Held at June 30, 1998          Options at June 30, 1998 (1)
                               Acquired                  ----------------------------    -------------------------------
                                 on         Value
Name                          Exercise      Realized      Exercisable  Unexercisable       Exercisable     Unexercisable
----                          --------      --------      -----------  -------------       -----------     -------------
E. Larry Atkins                   --        --             39,000         278,500           $228,000       $1,032,875
Thomas V. Croal                   --        --             16,250         186,250            110,625          592,950
Glenn P. Cato                   34,385      $487,011(2)    24,190         128,750            205,910          460,475
Michael A. Boylan                 --        --             41,370          67,500            408,165          214,650
Robert N. LaDouceur               --        --             41,370          67,500            408,165          214,650


(1) Based on the closing price reported on The Nasdaq SmallCap Market for the Company's Common Stock on that date of $10.75 per share.

(2) The value realized is the fair market value of the shares on the date of exercise less the exercise price.



INDEMNIFICATION AGREEMENTS.   The Company has entered into separate
indemnification agreements with each of its directors and executive officers that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers and to advance expenses incurred by them as a result of any proceedings against them as to which they could be indemnified.

The Recapitalization agreements also contain provisions for the indemnification of the Company's directors under certain circumstances. The agreements pursuant to which the Carlyle Stockholders and GE acquired Series B Preferred Stock and Series C Preferred Stock, respectively, provide that the Company will indemnify, defend and hold harmless the Carlyle Stockholders and GE, as the case may be, and their respective affiliates, directors, officers, advisors, employees and agents to the fullest extent lawful from and against all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action and reasonable expenses ("Losses") arising out of the agreements or the related transactions or arising by reason of or resulting from the breach of any representation, warranty, covenant or agreement of the Company contained in such agreements for the period for which such representation or warranty survives; provided, however, that the Company does not have any liability to indemnify the Carlyle Stockholders or GE with respect to Losses arising from the bad faith or gross negligence of the Carlyle or GE indemnified party. The Recapitalization agreements provide that no claim may be made by the Carlyle Stockholders or GE against the Company for indemnification until the aggregate dollar amount of all Losses incurred by the Carlyle Stockholders or GE, as applicable, exceeds $250,000 and the indemnification obligations of the Company shall be effective only until the dollar amount paid in respect of the Losses incurred by the Carlyle Stockholders or GE, as applicable, and indemnified against aggregates to an amount equal to $25 million, except with respect to Losses resulting from the breaches of certain representations or covenants, which are unlimited in amount.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS.   The Company has entered into
executive employment agreements with its chief executive officer, the Other Executive Officers and Messrs. Cragin, Drazba and Stone and Ms. MacFarlane, which provide for rolling twelve month periods of employment, and severance compensation equal to twelve months of compensation at his or her annual salary rate then in effect, in the event the executive's employment is terminated (i) because of physical or mental disability, (ii) because of discretionary action of the Board, or (iii) voluntarily by the executive due to a "Change of Control" and in the case of Mr. Stone voluntarily by him for "good reason" as defined in his employment agreement. A "Change of Control" will have occurred if the Company or its stockholders enter into an agreement to dispose of, whether by sale, exchange, merger, consolidation, reorganization, dissolution or liquidation, (a) not less than 80% of the assets of the Company or (b) a portion of the outstanding Common Stock such that one person or "group" (as defined by the SEC) owns, of record or beneficially, not less than 50% of the outstanding Common Stock. In the event that the executive's employment is terminated for cause, he or she has no right to receive any severance compensation under his or her employment agreement. In consideration for such severance compensation, each executive has agreed not to solicit, entice, divert or otherwise contact any customer or employee of InSight for any provision of services which constitute "Company Business" during the period that the executive is receiving severance compensation or for a period of twelve months after the executive's termination of employment, whichever is later. "Company Business" means the development and operation, at times together with other healthcare providers, of outpatient facilities which provide diagnostic services in the areas of general radiology, magnetic resonance imaging ("MRI"), cardiology and neurosciences utilizing the related equipment and computer programs and software and various distribution methods and investment structures.

Mr. Egger, a director and chairman of the board, has entered into a consulting agreement with InSight providing for compensation at the rate of $85,000 per year. Mr. Egger's agreement provides for severance compensation equal to twelve months of compensation in the event the agreement is terminated as a result of
(i) Mr. Egger becoming physically or mentally disabled, (ii) discretionary action of the Board, or (iii) a corporate reorganization that has the effect of diminishing or impairing Mr. Egger's consulting responsibilities.

Pursuant to his executive employment agreement, Mr. Cato will receive severance equal to twelve months salary at his level of compensation as of July 21, 1998 in connection with his resignation from the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. The Compensation Committee is responsible for determining the specific forms and levels of compensation for executive officers of the Company and administering the Company's stock option plans. The Compensation Committee also consults periodically with the Company's chief executive officer concerning the compensation and benefits of the Other Executive Officers of the Company.

In accordance with the SEC's rules, this report shall not be incorporated by reference into any of the Company's registration statements, reports or filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.

The Board believes that the achievements of the Company result from the coordinated efforts of all employees (including executive officers of the Company) working toward the common goals of meeting the needs of the Company's customers and enhancing stockholder value. The Company's compensation policies are therefore strongly oriented toward providing compensation opportunities that are competitive with those of comparable companies; establishing a link between the chief executive officer's and executive officers' compensation and the Company's short-term and long-term goals and including elements of financial
risks and rewards.   Specific corporate performance objectives are established
("budget") and the chief executive officer's and executive officers' contribution to the enhancement of stockholder value is derived from achieving the Company's budget. The Compensation Committee, while intending to provide compensation to the Company's executive officers at competitive levels in order to attract and retain qualified individuals, believes that achieving budget and other strategic and business plan objectives is critical to the long-term success of the Company.

Compensation of the Company's chief executive officer and Other Executive Officers consists principally of base salary, a cash bonus, contribution to a 401(k) profit sharing plan and stock options.

First, the base salary component represents the base rate of pay provided to an executive officer for carrying out the overall responsibilities of the position. Base salary is determined using companies providing comparable services within the healthcare industry and market dynamics. Comparable companies for executive compensation purposes are the same as the peer group established to compare stockholder return. Actual compensation levels may be greater or less than average competitive levels in other companies, based on annual and long-term company performance as well as individual experience and performance. In addition, scope of responsibilities, experience and other factors may be considered by the Compensation Committee in its discretion in the determination of base salary for the chief executive officer and Other Executive Officers.
The base salary of the Other Executive Officers was determined pursuant to the terms of executive employment agreements between each of the Other Executive Officers and the Company dated between February 22 and May 1, 1996 and adjusted upwards for fiscal 1998; however, in light of a specific effort to further tie the total compensation of the chief executive officer and Other Executive Officers to the Company's performance and the creation of stockholder value by the award of stock options aggregating a total of 500,000 shares of Common Stock to the chief executive officer and Other Executive Officers in fiscal 1998 in connection with the Recapitalization, the Compensation Committee determined that base salary increases would be limited to a cost of living adjustment.

Second, the Compensation Committee determines annually whether a cash bonus will be paid to the chief executive officer and Other Executive Officers. The determination thereof is based almost entirely upon the achievement of the Company's budget and strategic and business plan objectives. If these established goals are met or exceeded, the chief executive officer and Other Executive Officers could receive bonuses up to an annually determined percentage of their base salaries, the amounts of which are subjectively determined by the Compensation Committee; however, in the determination of such percentage, consideration is given to the achievement of the Company's budget and other strategic and business plan objectives, particularly in the areas for which the chief executive officer and Other Executive Officers have responsibility, and individual performance achievements, including contract awards and renewals.
The Other Executive Officers received bonuses for fiscal 1998 based upon the Compensation Committee's determination, after consultation with the chief executive officer and independent compensation consultants, of their individual role in the realization of the Company's financial and other objectives.

Third, the Company has a 401(k) profit sharing plan ("401(k) Plan") in which all eligible employees, including the chief executive officer and Other Executive Officers, of the Company are permitted to participate. To the extent the chief executive officer and Other Executive Officers participate in the 401(k) Plan, they may contribute up to 15% of their salaries on a pretax basis and the Company will contribute on their behalf an amount equal to 50% of the first 6% of compensation contributed by the chief executive officer and Other Executive Officers.

Fourth, the Company has established various stock option plans in which the chief executive officer and Other Executive Officers may participate. The Compensation Committee believes that stock option plans help to recruit, retain and motivate executive personnel. The Compensation Committee further believes that stock options and stock ownership by the chief executive officer and Other Executive Officers are an important component of performance-based compensation, as the value of stock options directly relates to the price of the Common Stock and provides the chief executive officer and Other Executive Officers with an incentive to enhance stockholder value. Stock options are granted on a periodic basis, as the discretion of the Compensation Committee, with interim awards being made in the case of new employee executive officers, promotions or a significant increase in job responsibilities. The number of shares granted under stock options is determined subjectively by the Compensation Committee, but scope of responsibilities and individual performance achievements or expectations related thereto are also considered. The Other Executive Officers were granted stock options in fiscal 1998, upon the recommendation of independent compensation consultants and in connection with the Recapitalization, based upon their ongoing contribution in the Company's long-term business and financial objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Atkins' base salary was determined pursuant to the terms of his executive employment agreement with the Company entered into on February 23, 1996 as adjusted upwards for fiscal 1997 and fiscal 1998. Mr. Atkins also received a bonus of $126,900 for services performed in fiscal 1998. The amount of the bonus was determined by the Compensation Committee after consideration of the critical role Mr. Atkins played in the realization of the financial and business objectives of the Company. In addition, for the reasons described above, Mr. Atkins was also granted stock options in fiscal 1998.

It is the Company's policy generally to qualify compensation paid to its chief executive officer and Other Executive Officers for deductibility under the Internal Revenue Code of 1996 and regulations in order to maximize the Company's income tax deductions; however, the Compensation Committee believes that its primary responsibility is to provide compensation programs that attract, retain and reward executive talent in a manner that is in the best interests of both the Company and its stockholders. Accordingly, the Compensation Committee will consider tax deductibility levels, but will not necessarily be limited by this consideration as it determines the Company's executive compensation strategy.

Compensation Committee

Leonard H. Habas,  Chairman

STOCKHOLDER RETURN PERFORMANCE GRAPH. The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the NASDAQ Stock Market - U.S. index and a peer group index for the period commencing July 1, 1996 and ending June 30, 1998. To comply with the SEC's requirements, the Company has developed a peer group comprised of Alliance Imaging, Inc., American Shared Hospital Services, Diagnostic Health Services, Inc., Healthcare Imaging Services, Inc., Medical Resources, Inc., U.S. Diagnostic Labs, Inc. and the Company. The peer group index is weighted in accordance with the SEC's requirements by market capitalization as of the beginning of each measurement date. Also in accordance with the SEC's rules, this graph is not intended to be incorporated by reference into any of the Company's registration statements, reports or filings under the Exchange Act.



                   COMPARISON OF 24 MONTH CUMULATIVE TOTAL RETURN*
      AMONG INSIGHT HEALTH SERVICES CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX
                                   AND A PEER GROUP



Insight Health Svcs Corp (IHSC)

                                                     CUMULATIVE TOTAL RETURN
                                    ---------------------------------------------------------
                                        6/28/96      6/30/96       6/30/97       6/30/98
INSIGHT HEALTH SERVICES CORP.              100          100            79           200
PEER GROUP                                 100          100           100            66
NASDAQ STOCK MARKET (U S)                  100          100           122           160

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table shows the beneficial ownership, reported to the Company as of September 30, 1998, of Common Stock, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options and warrants and conversions of Preferred Stock within the meaning of Rule 13d-3(d)(1) under the Exchange Act), of (i) each person known to the Company to own beneficially 5% or more of the Common Stock, (ii) each director of the Company, (iii) the Company's executive officers, and (iv) all directors and executive officers, as a group.

                                                       Amount and Nature       Percent of
                                                       -----------------       ----------
                                                       Of Beneficial           Common Stock
                                                       -------------           ------------
                                                       Ownership of            Beneficially
               Name and Addresses of                   ------------            ------------
               Beneficial Owners                       Common Stock  (1)       Owned (1)
               -----------------                       -----------------       ---------
               Carlyle Stockholders (2)                      3,245,908               53.5%
               1001 Pennsylvania Avenue, N.W.
               Suite 220 South
               Washington, D.C. 20004

               General Electric Company (3)                  3,592,581               56.0%
               20825 Swenson Drive
               Suite 100
               Waukesha, WI 53186

               E. Larry Atkins (4)                             113,600                3.9%
               4400 MacArthur Boulevard - Suite 800
               Newport Beach, CA 92660

               Grant R. Chamberlain (5)                         18,750                   *
               620 Fifth Avenue - Suite 2950
               New York, NY 10111

               Frank E. Egger (6)                               65,652                2.3%
               10301 S.W. 13th Street
               Pembroke Pines, FL 33025

               Leonard H. Habas (7)                             61,591                2.1%
               2290 Lucien Way, Suite 280
               Maitland, FL  32751

               David W. Dupree (8)                                   0                   0
               1001 Pennsylvania Avenue, N.W.
               Suite 220 South
               Washington, D.C. 20004

               Glenn A. Youngkin (9)                             1,000                   *
               1001 Pennsylvania Avenue, N.W.
               Suite 220 South
               Washington, D.C. 20004

               Roz Kovens (10)                                 149,079                5.0%
               9999 Collins Avenue #1K
               Bal Harbour, FL 33154

               Ronald G. Pantello (11)                          37,106                1.3%
               200 Madison Avenue, 9th Floor
               New York, NY 10016

               Glenn P. Cato (12)                               58,871                2.0%
               1205 British Boulevard
               Grand Prairie, Texas

               Thomas V. Croal (13)                             53,583                1.9%
               4400 MacArthur Boulevard - Suite 800
               Newport Beach, CA 92660

               Michael A. Boylan (14)                           54,703                1.9%
               110 Gibraltar Road
               Horsham, PA 18901

               Robert N. LaDouceur (15)                         54,703                1.9%
               11011 King Street - Suite 240
               Overland Park, KS 66210

               Michael D. Cragin (16)                           15,000                   *
               4400 MacArthur Boulevard - Suite 800
               Newport Beach, CA 92660

               Brian G. Drazba (17)                              6,500                   *
               4400 MacArthur Boulevard - Suite 800
               Newport Beach, CA 92660

               Deborah M. MacFarlane (18)                       10,500                   *
               4400 MacArthur Boulevard - Suite 800
               Newport Beach, CA 92660

               Brian P. Stone (19)                              17,860                   *
               74 Batterson Park Road
               Farmington, CT  06032

               All directors and executive
               officers as a group (15 persons) (20)           569,419               16.9%

* Less than 1% of the outstanding Common Stock.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after September 30, 1998.

(2) The information in the table is based upon the Schedule 13D filed with the SEC by the Carlyle Stockholders on October 24, 1997. Represents shares of Common Stock issuable upon conversion of all 25,000 shares of Series B Preferred Stock (convertible into 2,985,075 shares of Common Stock) and exercise of certain warrants ("Carlyle Warrants") (exercisable for 250,000 shares of Common Stock) held by the Carlyle Stockholders, which Stockholders are comprised of the entities listed in the following sentence. The cumulative Carlyle Stockholders ownership figure represents (i) 3,235,075 shares beneficially owned by Carlyle Partners II, L.P., including 8,208 shares of Series B Preferred Stock (convertible into 980,028 shares of Common Stock) and Carlyle Warrants to purchase 82,077 shares of Common Stock with respect to which it has disposal power, and 3,235,075 shares with respect to which it shares voting power; (ii) 3,235,075 shares beneficially owned by Carlyle Partners III, L.P., including 375 shares of Series B Preferred Stock (convertible into 44,732 shares of Common Stock) and Carlyle Warrants to purchase 3,764 shares of Common Stock with respect to which it has disposal power, and 3,235,075 shares with respect to which it shares voting power; (iii) 896,526 shares beneficially owned by Carlyle International Partners II, L.P., including 6,928 shares of Series B Preferred Stock (convertible into 827,244 shares of Common Stock) and Carlyle Warrants to purchase 69,282 shares of Common Stock with respect to which it has disposal power and shares voting power; (iv) 48,304 shares beneficially owned by Carlyle International Partners III, L.P., including 373 shares of Series B Preferred Stock (convertible into 44,571 shares of Common Stock) and Carlyle Warrants to purchase 3,733 shares of Common Stock with respect to which it has disposal power and shares voting power; (v) 201,857 shares beneficially owned by C/S International Partners, including 1,559 shares of Series B Preferred Stock (convertible into 186,258 shares of Common Stock) and Carlyle Warrants to purchase 15,599 shares of Common Stock with respect to which it has disposal power and shares voting power; (vi) 1,115 shares beneficially owned by Carlyle Investment Group, L.P., including 9 shares of Series B Preferred Stock (convertible into 1,029 shares of Common Stock) and Carlyle Warrants to purchase 86 shares of Common Stock with respect to which it has disposal power and shares voting power; (vii) 118,902 shares beneficially owned by Carlyle-InSight International Partners, L.P., including 919 shares of Series B Preferred Stock (convertible into 109,714 shares of Common Stock) and Carlyle Warrants to purchase 9,178 shares of Common Stock with respect to which it has disposal power and shares voting power; (viii) 3,235,075 shares beneficially owned by Carlyle-InSight Partners, L.P. including 3,181 shares of Series B Preferred Stock (convertible into 379,863 shares of Common Stock) and Carlyle Warrants to purchase 31,813 shares of Common Stock with respect to which it has disposal power and 3,235,075 shares with respect to which it shares voting power; (ix) 446,404 shares beneficially owned by Carlyle Investment Management, L.L.C. acting as investment advisor and manager with responsibility to invest certain assets of the State Board of Administration of the State of Florida ("State Board"), including 3,448 shares of Series B Preferred Stock (convertible into 411,658 shares of Common Stock) and Carlyle Warrants to purchase 34,746 shares of Common Stock with respect to which it has disposal power and shares voting power; and (x) warrants to purchase 10,833 shares of Common Stock at an exercise price of $7.25 per share owned by TC Group Management, LLC. Does not include warrants to purchase 19,167 shares of Common Stock at an exercise price of $7.25 per share, owned by TC Group Management, LLC, which are not currently exercisable. TC Group, L.L.C. may be deemed to share voting and disposal power with respect to, and therefore be the beneficial owner of 3,235,075 shares of Common Stock as the general partner of Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle Investment Group, L.P., and Carlyle-InSight Partners, L.P., and as the managing partner of Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, and Carlyle-InSight International Partners II, L.P. TCG Holdings, L.L.C., as a member holding a controlling interest in TC Group, L.L.C., may be deemed to share all rights herein described belonging to TC Group, L.L.C. Furthermore, because certain managing members of TCG Holdings, L.L.C, are also managing members of Carlyle Investment Management, L.L.C., Carlyle Investment Management, L.L.C. may be deemed to be part of the Carlyle Stockholders and consequently, TCG Holdings, L.L.C. may be deemed the beneficial owner of the shares of Common Stock controlled by Carlyle Investment Management, L.L.C. The principal business address of TC Group, L.L.C. and TCG Holdings, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004. The principal business address of Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle Investment Group, L.P., Carlyle-InSight Partners, L.P., and Carlyle Investment Management, L.L.C. is Delaware Trust Building, 900 Market Street, Suite 200, Wilmington, Delaware 19801. The principal business address of Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, and Carlyle-InSight International Partners, L.P. is Coutts & Co., P.O. Box 707, Cayman Islands, British West Indies. The Carlyle Stockholders own all of the outstanding shares of the Series B Preferred Stock.

(3) The information in the table is based upon Amendment No. 1 to Schedule 13D filed by GE with the SEC on October 23, 1997. Represents shares of Common Stock issuable upon (i) conversion of all 27,953 shares of Series C Preferred Stock (convertible into 3,337,581 shares of Common Stock) held by GE, (ii) exercise of certain warrants ("GE Warrants") (exercisable for 250,000 shares of Common Stock), and (iii) warrants to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share. Does not include warrants to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share, which
are not currently exercisable.   GE owns all of the outstanding shares of Series
C Preferred Stock.

(4) Includes (i) options to purchase 14,000 shares of Common Stock at an exercise price of $2.50 per share, (ii) options to purchase 50,000 shares of Common Stock at an exercise price of $6.25 per share, (iii) options to purchase 12,500 shares of the Common Stock at an exercise price of $4.56 per share, and
(iv) options to purchase 25,000 shares of Common Stock at an exercise price of $8.37 per share. Does not include (i) options to purchase 3,500 shares of Common Stock at an exercise price of $2.50 per share, (ii) options to purchase 50,000 shares of Common Stock at an exercise price of $6.25 per share, (iii) options to purchase 37,500 shares of Common Stock at an exercise price of $4.56 per share, and (iv) options to purchase 125,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(5) Includes (i) options to purchase 11,667 shares of Common Stock at an exercise price of $7.00 per share and (ii) warrants to purchase 7,083 shares of Common Stock at an exercise price of $4.56 per share. Does not include options to purchase 3,333 shares of Common Stock at an exercise price of $7.00 per share and (ii) warrants to purchase 7,917 shares of Common Stock at an exercise price of $4.56 per share, which are not currently exercisable.

(6) Includes (i) options to purchase 12,083 shares of Common Stock at an exercise price of $5.37 per share, (ii) options to purchase 3,000 shares of Common Stock at an exercise price of $2.50 per share, (iii) options to purchase 2,000 shares of Common Stock at an exercise price of $16.20 per share, (iv) warrants to purchase 2,268 shares of Common Stock at an exercise price of $5.64 per share, and (v) warrants to purchase 7,083 shares of Common Stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 2,917 shares of Common Stock at an exercise price of $5.37 per share, and (ii) warrants to purchase 7,917 shares of Common Stock at an exercise price of $4.56 per share, which are not currently exercisable.

(7) Includes (i) options to purchase 12,083 shares of Common Stock at an exercise price of $5.37 per share, (ii) options to purchase 4,485 shares of Common Stock at an exercise price of $15.64 per share, (iii) options to purchase 8,970 shares of Common Stock at an exercise price of $1. 25 per share, (iv) options to purchase 8,970 shares of Common Stock at an exercise price of $0.10 per share and (v) warrants to purchase 7,083 shares of Common Stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 2,917shares of Common Stock at an exercise price of $5.37 per share and (ii) warrants to purchase 7,917 shares of Common Stock at an exercise price of $4.56 per share, which are not currently exercisable.

(8) Mr. Dupree is a managing member of TCG Holdings, L.L.C. Mr. Dupree's interest in TCG Holdings, L.L.C. is not controlling and thus Mr. Dupree expressly disclaims any beneficial ownership in the Common Stock beneficially owned by TCG Holdings, L.L.C.

(9) Mr. Youngkin is an employee of The Carlyle Group and holds no economic interest in either TC Group L.L.C. or TCG Holdings, L.L.C., and as such expressly disclaims any beneficial ownership in the Common Stock beneficially owned by any of the Carlyle Stockholders.

(10) The information in the table is based upon Schedule 13G filed with the SEC on March 12, 1998. Includes (i) options to purchase 600 shares of Common Stock at an exercise price of $2.50 per share and (ii) by virtue of her status as personal representative of the Estate of Cal Kovens, the 1,004 shares beneficially owned thereby. Does not include options to purchase 600 shares at an exercise price of $2.50 per share, which are not currently exercisable.

(11) Includes (i) options to purchase 12,083 shares of Common Stock at an exercise price of $5.37 per share, (ii) options to purchase 8,970 shares of Common Stock at an exercise price of $1.25 per share, (iii) options to purchase 8,970 shares of Common Stock at an exercise price of $0.10 per share and (iv) warrants to purchase 7,083 shares of Common Stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 2,917 shares of Common Stock at an exercise price of $5.37 per share and (ii) warrants to purchase 7,917 shares of Common Stock at an exercise price of $4.56 per share, which are not currently exercisable.

(12) Includes (i) options to purchase 17,940 shares of Common Stock at an exercise price of $0.84 per share, (ii) options to purchase 6,250 shares of Common Stock at an exercise price of $6.25 per share and (iii) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share.

(13) Includes options to purchase 10,000 shares of Common Stock at an exercise price of $2.50 per share, (ii) options to purchase 12,500 shares of Common Stock at an exercise price of $6.25 per share, (iii) options to purchase 6,250 shares of Common Stock at an exercise price of $4.56 per share and (iv) options to purchase 23,333 shares of Common Stock at an exercise price of $8.37 per share. Does not include (i) options to purchase 12,500 shares of Common Stock at an exercise price of $6.25 per share, (ii) options to purchase 18,750 shares of Common Stock at an exercise price of $4.56 per share, (iii) options to purchase 2,500 shares of Common Stock at $2.50 per share, and (iv) options to purchase 116,667 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(14) Includes (i) options to purchase 11,960 shares of Common Stock at an exercise price of $0.42 per share, (ii) options to purchase 8,970 shares of Common Stock at an exercise price of $0.10 per share, (iii) options to purchase 17,940 shares of Common Stock at an exercise price of $0.84 per share, (iv) options to purchase 5,000 shares of Common Stock at an exercise price of $6.25 per share, (v) options to purchase 2,500 shares of Common Stock at an exercise price of $4.56 per share and (vi) options to purchase 8,333 shares of Common Stock at an exercise price of $8.37 per share. Does not include
(i) options to purchase 5,000 shares of Common Stock at an exercise price of $6.25 per share, (ii) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share, and (iii) options to purchase 41,667 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(15) Includes (i) options to purchase 11,960 shares of Common Stock at an exercise price of $0.42 per share, (ii) options to purchase 8,970 shares of Common Stock at an exercise price of $0.10 per share, (iii) options to purchase 17,940 shares of Common Stock at an exercise price of $0. 84 per share, (iv) options to purchase 5,000 shares of Common Stock at an exercise price of $6.25 per share, (v) options to purchase 2,500 shares of Common Stock at an exercise price of $4.56 per share and (vi) options to purchase 8,333 shares of Common
Stock at an exercise price of $8.37 per share.   Does not include (i) options to
purchase 5,000 shares of Common Stock at an exercise price of $6.25 per share,
(ii) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share, and (iii) options to purchase 41,667 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(16) Includes (i) options to purchase 7,500 shares of Common Stock at an exercise price of $6.25 per share, (ii) options to purchase 2,500 shares of Common Stock at an exercise price of $4.56 per share and (iii) options to purchase 5,000 shares of Common Stock at an exercise price of $8.37 per share. Does not include (i) options to purchase 7,500 shares of Common Stock at an exercise price of $6.25 per share, (ii) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share, and (iii) options to purchase 25,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(17) Includes (i) options to purchase 4,000 shares of Common Stock at an exercise price of $6.25 per share and (ii) options to purchase 2,500 shares of Common Stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 4,000 shares of Common Stock at an exercise price of $6.25 per share and (ii) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share, which are not currently exercisable.

(18) Includes (i) options to purchase 7,500 shares of Common Stock at an exercise price of $6.25 per share and (ii) options to purchase 2,500 shares of Common Stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 7,500 shares of Common Stock at an exercise price of $6.25 per share and (ii) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share, which are not currently exercisable.

(19) Includes options to purchase 17,860 shares of Common Stock at an exercise price of $12.57 per share. Does not include options to purchase 89,300 shares of Common Stock at an exercise price of $12.57 per share, which are not currently exercisable.

(20) Assumes the exercise in full of options or warrants described in footnotes (4) through (7) and (11) through (19) that are currently exercisable or that will become exercisable within 60 days of September 30, 1998.

Except as otherwise noted, the Company believes that each of the stockholders listed in the table above has sole voting and dispositive power over all shares owned.

POSSIBLE FUTURE BOARD CHANGES. The Common Stock holders currently are entitled to elect a majority of the Board. Under certain circumstances, the holders of the Series D Preferred Stock (which is issuable only on conversion of the Series B Preferred Stock and the Series C Preferred Stock) would be entitled to elect a majority of the Board. If, at any time on or after October 22, 1998 ("Trigger Date"), a majority of the holders of each of the Series B Preferred Stock and the Series C Preferred Stock elect to convert such Stock into Series D Preferred Stock, then all shares of Series B Preferred Stock and Series C Preferred Stock will automatically be converted into shares of Series D Preferred Stock on the date of such election
("Conversion Date").   Immediately following such conversion, the number of
members of the Board will be increased by an additional number of directors ("Conversion Directors") such that the percentage of the total Board represented by the Conversion Directors and the Preferred Stock Directors ("Series D Directors") would correspond to the percentage of Common Stock owned by the Series D Preferred Stock holders on an as-if-converted basis, provided that the Series D Directors shall constitute less than two-thirds of the Board. In such event, the Preferred Stock Directors would remain on the Board and the vacancies created for the Conversion Directors would be filled
by the Series D Preferred Stock holders.   Assuming conversion of all of the
outstanding Series B Preferred Stock and Series C Preferred Stock, the percentage of the outstanding Common

Stock currently owned by the Series B Preferred Stock holders is approximately 33% and the percentage of Common Stock currently owned by the Series C Preferred Stock holders is approximately 37%. If such Preferred Stock were converted into Series D Preferred Stock on or after the Trigger Date, the aggregate percentage of Common Stock owned by the Series D Preferred Stock holders would be
approximately 70%.   Thus, as a result of such conversion, designees of the
Series D Preferred Stock holders would constitute a majority (but less than two-thirds) of the Board.

The holders of Series D Preferred Stock will have the right to vote with the holders of Common Stock with respect to all matters submitted to a stockholder vote except, until the second annual meeting of stockholders after the Conversion Date, for the election of directors. At and after the second annual stockholders meeting, the positions of all directors whose terms have expired will be subject to election by holders of Common Stock and Series D Preferred Stock voting together as a class, with each share of Series D Preferred Stock having the number of votes equal to the number of shares of Common Stock into which such share is then convertible. Notwithstanding the foregoing, if the Conversion Date is prior to October 14, 1999, then from the Conversion Date until the second subsequent annual stockholders meeting, except as provided in the next sentence, none of the following transactions may be effected by the Company, and neither the Carlyle Stockholders, GE, nor any other holder of Series D Preferred Stock shall participate in such transactions, if any transferee of the Carlyle Stockholders or GE or any other person referred to in the following clauses beneficially owns five percent (5%) or more of the Company's voting shares: (i) any merger or consolidation of the Company or any of its subsidiaries with or into such person; (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Company or any of its subsidiaries to such other person; (iii) the issuance or delivery of any voting securities of the Company or any of its subsidiaries to such other person in exchange for cash, other assets or securities, or a combination thereof; or (iv) any dissolution or liquidation of the Company. The foregoing prohibition shall not apply with respect to a transaction approved by (i) at least 80% of the Company's outstanding voting shares (which includes the Common Stock and the Series D Preferred Stock) or (ii) at least two-thirds of the Company's directors (which must include, to the extent still a director, either
(A) the Joint Director, if such Joint Director served in such position as of the Conversion Date or has been approved by a majority of the directors who were Common Stock Directors as of the Conversion Date or (B) at least one director who was a Common Stock Director prior to the Conversion Date).


                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH THE ESTATE OF CAL KOVENS. In November 1994, AHS issued Cal Kovens, who was a director of AHS until his death on February 6, 1995, a warrant to purchase 200,000 shares of AHS Common Stock at $0.25 per share in consideration of certain Gamma Knife financing activities which Mr. Kovens assisted in facilitating. Pursuant to the terms of the Merger, InSight assumed the warrant which, after the applicable exchange ratio, became a warrant to purchase 20,000 shares of Common Stock at the exercise price of $2.50 per share. The warrant was exercised by the Estate of Mr. Kovens in November 1997. In addition, a loan to a wholly owned subsidiary of AHS was secured by a letter of credit of $400,000 which was guaranteed by the Estate of Cal Kovens until September 30, 1997, when the guarantee expired. See "TRANSACTION WITH HOLDERS OF AHS SERIES B PREFERRED STOCK."

TRANSACTIONS WITH FRANK E. EGGER.   Since July 1, 1996, Mr. Egger, chairman of
the board, has been and continues to be paid $85,000 per year for acquisition and financing activities pursuant to a consulting agreement. In the event the agreement is terminated as a result of (i) Mr. Egger becoming physically or mentally disabled, (ii) discretionary action of the Board of InSight, or (iii) a corporate reorganization that has the effect of diminishing or impairing Mr. Egger's consulting responsibilities, he is entitled to severance compensation equal to twelve months of compensation.

Pursuant to certain agreements among InSight, AHS and the holders of AHS Series B Preferred Stock, InSight issued to Mr. Egger on August 9, 1996 a warrant to purchase 2,268 shares of Common Stock at the exercise price of $5.64 per share. The warrant is exercisable at any time up to August 9, 2001. In addition, subject to certain conditions, Mr. Egger, and other holders, have certain "piggyback" registration rights to register the shares subject to the warrants under the Securities Act. See "TRANSACTIONS WITH HOLDERS OF AHS SERIES B PREFERRED STOCK."

TRANSACTIONS WITH GE. GE, as the primary creditor of AHS and MHC, had from time to time granted AHS and MHC certain financial accommodations with respect to certain loans and leases. In exchange for such accommodations, AHS and MHC issued certain considerations to GE. As a prerequisite to the consummation of the Merger, certain financial accommodations were provided by GE, the primary creditor of each of AHS and MHC, and its affiliates. As a result, certain debt and operating lease obligations of AHS and MHC were reduced in exchange for, among other things, the issuance to GE immediately prior to the consummation of the Merger of AHS Series C Preferred Stock and MHC Series B Preferred Stock. At the effective time of the Merger, the AHS Series C Preferred Stock and MHC Series B Preferred Stock issued to GE was converted into the right to receive such number of shares of InSight Series A Preferred Stock which were convertible into Common Stock representing approximately 48% of the Common Stock outstanding at the effective time of the Merger (after giving effect to such conversion).

In addition, as part of the granting of certain financial accommodations contemplated to be provided by GE, at the effective time of the Merger, warrants previously issued to GE by AHS to acquire 1,589,072 shares of AHS Common Stock, and warrants previously issued to GE by MHC to acquire 700,000 shares of MHC Common Stock, were canceled without payment therefor. Furthermore, GE had the right to receive for ten years annual payments ("Supplemental Service Fee") under its maintenance agreements with InSight, AHS and MHC equal to 14% of InSight pretax income, subject to certain adjustments, and further subject to proportional reductions for certain post-Merger acquisitions. InSight terminated the Supplemental Service Fee on October 14, 1997 as part of the Recapitalization in exchange for the issuance to GE of 7,000 shares of Series C Preferred Stock. In connection with the Recapitalization, the net proceeds from the Carlyle investment were used to refinance a portion of the Company's outstanding indebtedness to GE (approximately $20 million). Also in connection with the Recapitalization, the Company executed a Credit Agreement with NationsBank, N.A. ("Nationsbank") pursuant to which NationsBank, as agent and lender, provided a total of $125 million in senior secured credit financing including (i) a $50 million term loan facility, (ii) a $25 million revolving working capital facility and (iii) a $50 million acquisition facility (the "Bank Financing").
At the initial funding of the Bank Financing, all of the term loan facility was drawn down to refinance all of the remaining GE indebtedness (approximately $50 million). In addition, the Company has purchased a majority of its MRI systems from GE, through GEMS, and the Company currently leases a majority of its diagnostic imaging and treatment systems from GEMS under a master lease agreement, including 18 systems within a variable lease pool. GEMS also provides maintenance services with respect to the Company's equipment.

TRANSACTIONS WITH HOLDERS OF AHS SERIES B PREFERRED STOCK.   Pursuant to certain
agreements among InSight, AHS and the holders of AHS Series B Preferred Stock, including Mr. Egger, Roz Kovens and the Estate of Cal Kovens, the holders of Series B Preferred Stock agreed to waive any rights to dividends, liquidation preferences, voting and redemption they might have had in connection with the Merger and certain other rights. In consideration therefor, upon the consummation of the Merger, InSight issued to such holders, warrants to purchase an aggregate of 50,000 shares of Common Stock (including 7,660 shares to Roz Kovens and 33,645 shares to the Estate of Mr. Kovens which have been exercised and 2,268 shares to Mr. Egger) at the exercise price of $5.64 per share, exercisable at any time up to August 9, 2001. In addition, subject to certain conditions, the holders have certain "piggy-back" registration rights to register the shares subject to the warrants under the Securities Act.

TRANSACTIONS WITH SHATTUCK HAMMOND PARTNERS.   On August 14, 1996, the Company
entered into an agreement with Shattuck Hammond Partners ("SHP"), an investment banking firm located in New York in which a director of the Company, Mr. Chamberlain, is a managing director, pursuant to which SHP will provide general strategic advisory and investment banking services. The term of the agreement commenced July 1, 1996 and extended through December 31, 1997. The Company has recently agreed to extend the term of the agreement through December 31, 1998. The Company is obligated to pay SHP in quarterly installments of $30,000. SHP also is entitled to separately negotiated fees for certain mergers or acquisitions. The Company also issued SHP a warrant to purchase 35,000 shares of Common Stock at an exercise price of $5.50 per share, which vested cumulatively on a monthly basis over the 18 month term of the initial agreement. The warrant is now fully exercisable and is exercisable at any time up to August 14, 2000. In addition, SHP has certain "piggy-back" registration rights to register the shares subject to the warrant under the Securities Act. In connection with the Recapitalization, the Company paid SHP a fee of $500,000 for providing certain advisory services. On September 1, 1998, the Company entered into an agreement with SHP pursuant to which SHP will provide financial advisory services in connection with a potential acquisition by the Company. If the potential acquisition is consummated, the Company has agreed to pay SHP a total of $350,000 in transaction fees and its reasonable out-of-pocket expenses.

TRANSACTIONS WITH HOLDERS OF PREFERRED STOCK. In lieu of an automatic grant, under the Directors' Plan, to each of the Series B Directors (appointed by the Carlyle Stockholders) and the Series C Director (appointed by GE) of an option to purchase 15,000 shares of Common Stock, at the request of such Preferred Stock Directors, upon the date each of them became a Preferred Stock Director, the Company issued to an affiliate of the Carlyle Stockholders a warrant to purchase 30,000 shares of Common Stock at an exercise price of $7.25 per share and GE a warrant to purchase 15,000 shares of Common Stock at an exercise price of $10.00 per share. The Carlyle Stockholders warrant vests cumulatively at the rate of

833.33 shares per month and the GE warrant vests cumulatively at the rate of
416.67 shares per month. The Carlyle Stockholders warrant is exercisable at any time up to October 14, 2000 and the GE warrant is exercisable at any time up to November 20, 2000.

In connection with the Recapitalization, the Company paid to each of the Carlyle Stockholders and GE a placement fee of $125,000, reimbursed the Carlyle Stockholders and GE an aggregate of $500,000 for reasonable out-of-pocket expenses incurred and agreed to pay each of the Carlyle Stockholders and GE an annual financial advisory fee equal to $50,000, payable quarterly, for a two-year period.

TRANSACTIONS WITH BRIAN P. STONE. In connection with the acquisition by merger of Signal (the "Signal Merger"), the Company paid to Mr. Stone approximately $2.9 million in cash in consideration for tendering his shares of Signal's common stock in the Signal Merger. On May 18, 1998, at the consummation of the Signal Merger, the Company and Mr. Stone entered into an employment agreement pursuant to which Mr. Stone was appointed senior vice president-operations for an initial term of one year. Thereafter, such employment agreement renews automatically for additional one year terms unless terminated by either party pursuant to the terms thereof. Under the terms of his employment agreement, Mr. Stone receives a base salary of $165,000 per year, a stay bonus of $408,300 payable over four years and a discretionary bonus the amount of which is based upon the financial performance of the Company. Pursuant to his employment agreement, Mr. Stone also received options to purchase 107,160 shares of Common Stock at $12.57 per share. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


                                SELECTION OF AUDITORS

Arthur Andersen LLP, independent public accountants, have been the auditors of the consolidated financial statements of the Company and its subsidiaries since
1996.   A meeting of the Board or the Audit Committee will be held in the near future, at which time a recommendation will be made to confirm the selection of the Company's auditors for the current fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the 1998 Annual Meeting. Such representatives will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from the stockholders.


                                    OTHER BUSINESS

The Certificate of Incorporation requires that all nominations for persons to be elected Common Stock directors, other than those made by the Board of Directors, be made pursuant to written notice to the secretary of the Company. The notice must be received not less than 50 nor more than 75 days prior to the meeting which the election will take place (or not later than 15 days after public disclosure of such meeting date if such disclosure occurs less than 65 days prior to the date of such meeting). The notice must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Exchange Act (including the nominee's written consent to serve as a director). The notice must also include the stockholder's name and address as they appear on the Company's books and the class, series and number of shares beneficially owned by the stockholder.

The management of the Company knows of no further or other matters which are to be considered at this Annual Meeting. If any other business shall properly come before this Annual Meeting, the person named in the accompanying form of proxy will, as to such items, vote or refrain from voting in accordance with his best judgment.


                                    ANNUAL REPORT

The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998, including audited consolidated financial statements for the fiscal year ended June 30, 1998, is being mailed to the stockholders concurrently with this Proxy Statement.

                                STOCKHOLDER PROPOSALS

Any eligible stockholders of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials for the 1999 Annual Meeting must set forth such proposal in writing and file it with the secretary of the Company on or before June 29, 1999. The Board will review the proposals from eligible stockholders which it receives by that date and will determine whether such proposals will be included in its 1999 proxy solicitation materials.


By Order of the Board of Directors


/s/ Marilyn U. MacNiven-Young

Marilyn U. MacNiven-Young
Executive Vice President, General Counsel and Secretary

Newport Beach, California
October 27, 1998

                         INSIGHT HEALTH SERVICES CORP.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                              December 15, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INSIGHT HEALTH SERVICES CORP.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 1998 Annual Meeting to be held on December 15, 1998 and, revoking all prior proxies, hereby appoints E. Larry Atkins, with full power of substitution, as proxy of the undersigned to attend and vote all shares of Common Stock of InSight Health Services Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 15, 1998, and any and all postponements or adjournments thereof hereof, upon the matter specified below and such other business as may properly come before the Annual Meeting.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

/X/  Please mark your votes as in this example using dark ink only.

1. The election of Grant R. Chamberlain and Ronald G. Pantello as directors of the Company to hold office for a three-year term and until their successors are duly elected and qualified.

      FOR / /        WITHHOLD VOTE / /

2. To transact such other business as may properly come before the Annual Meeting and any and all postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL VOTE FOR THE NOMINEES FOR DIRECTOR AND IN HIS DISCRETION ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

NOTE: Please sign exactly as your name appears on your stock certificate(s). If the stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney.


                                                      Date: _____________, 1998
------------------------------- ---------------------
 Signature(s) of stockholder(s)

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT IT CAN BE COUNTED AT THE ANNUAL MEETING ON DECEMBER 15, 1998.